Exhibit 99.1

Mace Security International, Inc. is Notified of Non-Compliance with Nasdaq $1.00 Minimum Bid Rule

HORSHAM, Pa.--(BUSINESS WIRE)--October 15, 2009--Mace Security International, Inc. ("Mace" or the “Company”) (Nasdaq Global: MACE) announced that it received a letter on October 9, 2009 from the Nasdaq Listing Qualifications Department stating the Company was not in compliance with Nasdaq Listing Rule 5450(a)(1) because, for the period August 27, 2009 through October 8, 2009, the Company’s closing bid price was less than $1.00 per share. On September 15, 2009 the closing bid price of the Company’s stock was $.998 and on most days during the August 27, 2009 through October 8, 2009 period, the Company’s closing bid price was $.95 or more.

The non-compliance with Nasdaq Listing Rule 5450(a)(1) makes the Company’s common stock subject to being delisted from The Nasdaq Stock Market. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has a grace period of 180 calendar days expiring on April 7, 2010 to regain compliance. Compliance will be regained, if during the 180 day period expiring on April 7, 2010, for a period of ten consecutive business days the closing bid price of the Company’s common stock is at $1.00 per share or higher. Under Nasdaq Listing Rule 5810(c)(3)(F), the Nasdaq Listing Qualifications Department may, in its discretion, require the Company to maintain a closing bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally not more than 20 consecutive business days.

Until the Company is in compliance with the closing bid price rule, an indicator will be displayed with the quotation information related to the Company’s securities on NASDAQ.com and NASDAQTrader.com.

About Mace

Mace Security International, Inc. is a manufacturer of personal defense and electronic surveillance products marketed under the famous brand name, Mace®, and is an owner and operator of a wholesale central monitoring station. The Company also operates a Digital Media Marketing and e-commerce business. In addition, Mace owns and operates eleven car washes, and has previously announced that it is exiting this segment of its business. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, our ability to compete with competitors, dilution to shareholders, and limited capital resources. A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release, and management's opinions projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should also be read in conjunction with the financial statements and notes contained in Mace’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

CONTACT:
Mace Security International, Inc.
Don Taylor, Vice President
954-449-1306
dtaylor@mace.com